UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2006

Capital Resource Funding, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina
(State or Other Jurisdiction of Incorporation)

333-118259
(Commission File Number)

54-2142880
(I.R.S. Employer Identification No.)

17111 Kenton Drive, Suite 100B, Cornelius
North Carolina 28031
(Address of Principal Executive Offices) (Zip Code)

(704) 564-1676
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
2610 N. Palm Aire Drive
Pompano Beach, FL 33069
(954) 975-9601 Tel
(954) 979-6695 Fax

    This Current Report on Form 8-K is filed by Capital Resource Funding, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 OTHER EVENTS.

We are providing the following disclosure voluntarily.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Da Lian Xin Yang High-Tech Development Co., Ltd
(Formerly a development stage company)

We have audited the accompanying balance sheets of Da Lian Xin Yang High-Tech Development Co., Ltd (formerly a development stage company) (the “Company”) as of December 31, 2004 and 2005 and August 31, 2006 and the related statements of operations, statements of owners’ equity and comprehensive income, and cash flows for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Da Lian Xin Yang High-Tech Development Co., Ltd (formerly a development stage company) as of December 31, 2004 and 2005 and August 31, 2006 and the results of operations and cash flows for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006 and in conformity with accounting principles generally accepted in the United States of America.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited
Zhong Yi (Hong Kong) C.P.A. Company Limited
Certified Public Accountants
Hong Kong, China

October 9, 2006

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
BALANCE SHEETS
AS OF DECEMBER 31, 2004, 2005 AND AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

	As of
	August 31, 2006	December 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$688,928	$1,598,425	$597,372
Accounts receivable, trade	1,217,916	-	-
Amount due from related parties	683,587	-	-
Inventories	104,967	-	-
Prepaid expenses and other current assets	12,050	1,093	1,033

Total current assets	2,707,448	1,599,518	598,405

Property, plant and equipment, net	10,987,526	11,091,039	7,334

TOTAL ASSETS	$13,694,974	$12,690,557	$605,739

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable, trade	$503,163	$-	$-
Other payables and accrued liabilities	266,401	173,930	48,791
VAT payable	128,013	-	-
Income tax payable	1,948	-	-

Total current liabilities	899,525	173,930	48,791

Owners’ equity:
Registered capital	13,126,609	13,126,609	665,037
Accumulated other comprehensive income (loss)	165,328	(8,571)	(5)
Accumulated deficits	(496,488)	(601,411)	(108,084)

Total owners’ equity	12,795,449	12,516,627	556,948

TOTAL LIABILITIES AND OWNERS’ EQUITY	$13,694,974	$12,690,557	$605,739

See accompanying notes to financial statements.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

	Eight months period ended August 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004	From inception of the development stage on August 8, 2000 through March 31, 2006

Revenue, net	$1,581,960	$-	$-	$-

Cost of revenue	798,509	-	-	-
Cost of revenue - related parties	258,784

Gross profit	524,667	-	-	-

Operating expenses:
General and administrative	185,133	207,092	25,062	278,912
Research and development	71,708	164,437	38,092	260,670
Depreciation	156,147	121,798	4,159	194,597

Total operating expenses	412,988	493,327	67,313	734,179

Income (loss) from operations and before tax	111,679	(493,327)	(67,313)	(734,179)

Income tax expense	(6,756)	-	-	-

Net income (loss)	$104,923	$(493,327)	$(67,313)	$(734,179)

See accompanying notes to financial statements.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

	Eight months period ended August 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004	From inception of the development stage on August 8, 2000 through March 31, 2006

Cash flows from operating activities:
Net income (loss)	$104,923	$(493,327)	$(67,313)	$(734,179)
Adjustments to reconcile net income (loss):
Depreciation	264,957	121,798	4,160	197,440
Changes in assets and liabilities:
Accounts receivable, trade	(1,217,916)	-	-	-
Inventories	(104,967)	-	-	-
Prepaid expenses and other current asset	(10,957)	(60)	-	(1,426)
Accounts payable, trade	503,163	-	-	-
Other payables and accrued liabilities	92,471	125,139	24,747	211,906
VAT payable	128,013	-	-	-
Income tax payable	1,948	-	-	-
Net cash used in operating activities	(238,365)	(246,450)	(38,406)	(326,259)

Cash flows from investing activities:
Purchase of plant and equipment	(161,444)	(5,836)	-	(28,257)
Net cash used in investing activities	(161,444)	(5,836)	-	(28,257)

Cash flows from financing activities:
Advances to related parties	(683,587)	-	-	-
Capital contribution	-	1,261,905	-	1,261,905
Net cash (used in) provided by financing activities	(683,587)	1,261,905	-	1,261,905

Foreign currency translation adjustment	173,899	(8,566)	(5)	(10,667)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(909,497)	1,001,053	(38,411)	896,722

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR/PERIOD	$1,598,425	$597,372	$635,783	$-

CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD	$688,928	$1,598,425	$597,372	$896,722

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$4,854	$-	$-	$-
Cash paid for interest expenses	$-	$-	$-	$-

Non-cash transactions from investing activities:
Property and equipment transferred by owners	$-	$11,199,667	$-	$-

See accompanying notes to financial statements.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
STATEMENTS OF OWNERS’ EQUITY AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

	Registered Capital	Accumulated Deficits	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2004	$665,037	$(40,771)	$-	$624,266

Comprehensive loss:
Foreign currency translation	-	-	(5)	(5)
Net loss for the year	-	(67,313)	-	(67,313)
Total comprehensive income				(67,318)
Balance at December 31, 2004	665,037	(108,084)	(5)	556,948

Additional capital contribution	12,461,572	-	-	12,461,572

Comprehensive loss:
Foreign currency translation	-	-	(8,566)	(8,566)
Net loss for the year	-	(493,327)	-	(493,327)
Total comprehensive income				(501,893)
Balance at December 31, 2005	13,126,609	(601,411)	(8,571)	12,516,627

Comprehensive income:
Foreign currency translation	-	-	173,899	173,899
Net income for the period	-	104,923	-	104,923
Total comprehensive income				278,822
Balance at August 31, 2006	$13,126,609	$(496,488)	$165,328	$12,795,449

See accompanying notes to financial statements.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

1.	ORGANIZATION AND BUSINESS BACKGROUND

Da Lian Xin Yang High-Tech Development Co., Ltd (“the Company”) is formerly known as Sun Group Da Lian High-Tech Development Co., Ltd, which was incorporated as a limited liability company in the People’s Republic of China (“the PRC”) on August 8, 2000 with its principal place of business in Da Lian City, Liaoning Province, the PRC. Its registered capital was Renminbi Yuan (“RMB”) 5,500,000 (equivalent to US$665,037) and contributed by Sun Group High Technology Development Co., Ltd (“Sun Group High-Tech Ltd”), a limited liability company registered in Da Lian City, Liaoning Province, the PRC and Mr. Li Zhi, a citizen of the PRC.

From inception to March 31, 2006, the Company was operated as a research center to develop the technological feasibility of nanometer on lithium battery and generated no revenue during the period. It was considered as a development stage company in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. Starting from April 1, 2006, the Company commenced the production and sales of its own product, the cobalt tetroxide which is used as the anode of high capacity lithium ion rechargeable battery.

Pursuant to a special resolution passed on June 6, 2005, the registered capital was approved to increase to $13,126,609 (RMB106,000,000) by an injection of additional capital of $12,461,572 (RMB100,500,000) by the existing owners and a new investor, Ms. Wang Jiao. On October 18, 2005, Mr. Li Zhi and Ms. Wang Jiao entered an Equity Exchange Agreement to transfer some of their interests in the Company to Mr. Wang Bin.

On May 10, 2006, Sun Group High-Tech Ltd, Mr. Li Zhi, Ms. Wang Jiao and Mr. Wang Bin collectively entered into an Equity Exchange Agreement to transfer all the equity interest in the Company to Ms. Feng Guimei, Mr. Li Gang and Mr. Kan Yang who are all citizens of the PRC, for a consideration of $13,126,609 (RMB106,000,000). Also, the Company changed its company name to Da Lian Xin Yang High-Tech Development Co., Ltd.

All the Company’s customers are located in PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation
These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

●	Use of estimates
In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported. Actual results may differ from these estimates.

●	Revenue recognition
Revenue is recognized when products are delivered to customers. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. In instances where products are configured to customer requirements, revenue is recorded upon the successful completion of the Company’s final test procedures and the customer’s acceptance.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

●	Cost of revenue

Cost of revenue primarily includes purchase of raw materials, direct labor and manufacturing overhead.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable, trade

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. For the two years and eight months period ended August 31, 2006, the Company did not record an allowance for doubtful accounts, nor have there been any write-offs since inception.

●	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (“FIFO”) method for all inventories. Inventories mainly consist of the raw materials and finished goods.

●	Property, plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable Life	Residual Value
Building	40 years	5%
Plant and machinery	5-40 years	5%
Office equipment	5 years	5%
Motor vehicle	5 years	5%

Expenditure for maintenance and repairs is expensed as incurred.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

●	Impairment of long lived assets

In accordance with SFAS No. 121, “Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, a long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. The Company reviews long-lived assets, if any, to determine the carrying values are not impaired.

●	Research and development costs

Research and development costs which are not subject to capitalization under SFAS No. 86, are expensed as incurred and relate mainly labor cost incurred in the development of new products, new applications, new features or enhancements for existing products or applications. The Company incurred $38,092, $164,437 and $71,708 for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006, respectively.

●	Advertising cost

The Company expenses advertising costs as incurred in accordance with SOP 93-7 “Reporting for Advertising Costs”. No advertising expenses were incurred for the years ended December 31, 2004 and 2005. The Company incurred $707 for eight months period ended August 31, 2006.

●	Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

●	Foreign currencies translation

The functional currency of the Company is Renminbi Yuan (“RMB”). The accompanying financial statements have been expressed in United States dollars, the reporting currency of the Company. The balance sheet is translated into United States dollars based on the rates of exchange ruling at the balance sheet date. The statement of operations is translated using a weighted average rate for the year. Translation adjustments are reflected as cumulative translation adjustments in owners’ equity.

●	Segment reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable segment.

●	Related parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments, which include cash and cash equivalents, accounts receivables, other payable and accrued liabilities, approximate their fair values due to the short-term maturity of these instruments.

●	Recently issued accounting standard

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, "Share-Based Payment" ("SFAS 123R"). SFAS 123R revises FASB Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. The adoption of SFAS 123R did not have a material impact on the Company's financial statements or results of operations.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has yet to determine which method to use in adopting SFAS 123R.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year 2006.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No.29" ("SFAS 153"). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year ended December 31, 2006.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” ("SFAS 155"). This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

3.	AMOUNT DUE FROM RELATED PARTIES

The amount is temporary advances made to a former owner, Sun Group High-Tech Ltd. The balance is unsecured, and non-interest bearing and was repayable within 12 months.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

A summary of prepaid expenses and other current assets as of August 31, 2006, December 31, 2005 and 2004 was:

	As of
	August 31,	December 31,	December 31,
	2006	2005	2004

Prepaid expenses	35	1,093	1,033
Prepayment for equipment	12,015	-	-
	12,050	1,093	1,033

5.	PROPERTY, PLANT AND EQUIPMENT, NET

A summary of property, plant and equipment as of August 31, 2006, December 31, 2005 and 2004 was:

	As of
	August 31,	December 31,	December 31,
	2006	2005	2004

Building	6,271,004	6,151,995	-
Plant and machinery	4,945,247	4,907,061	-
Office equipment	149,349	145,918	-
Motor vehicle	23,239	22,421	21,892

	11,388,839	11,227,395	21,892

Less: accumulated depreciation	401,313	136,356	14,558
Net book value	10,987,526	11,091,039	7,334

Depreciation expense for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006 were $4,160, $121,798 and $264,957 respectively.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

6. OTHER PAYABLES AND ACCRUED LIABILITIES

A summary of other payables and accrued liabilities as of August 31, 2006, December 31, 2005 and 2004 was:
	As of
	August 31,	December 31,	December 31,
	2006	2005	2004

Rental payable	41,850	37,150	30,230
Payroll payable	2,022	1,994	-
Accrued welfare	136,219	84,605	17,759
Levy payable	81,250	42,458	-
Other payable	5,060	7,723	802
	266,401	173,930	48,791

7. TAXATION

The Company is subject to taxes in PRC. Pursuant to the Income Tax Laws, the Company is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% (30% national income tax plus 3% local income tax).

The following is reconciliation between the EIT statutory rate and the effective tax rate for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006:

	Eight months period ended August 31,	Years ended December 31,
	2006	2005	2004

EIT statutory rate	33%	33%	33%
Effect of non-deductible expenses	(27%)	(33%)	(33%)
	6%	-	-

The tax losses for the years ended December 31, 2004 and 2005 were not yet allowed by the relevant tax authorities and so the Company decided not to carry forward these tax losses to calculate the current tax for the period ended June 30, 2006.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

8. OWNERS’ EQUITY

In accordance with the Company’s Articles of Association, the registered capital of the Company was $665,037. The registered capital was fully paid up at the date of incorporation of August 8, 2000. Pursuant to a special resolution passed on July 6, 2005, the registered capital was approved to increase to $13,126,609 by the injection of additional $12,461,572 capital by the existing owners and the new investors.

9. STATUTORY RESERVES

The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the Company’s registered capital. Appropriation to the statutory public welfare fund is 10% of the after-tax net income determined in accordance with the PRC GAAP. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. The Company made no appropriations to the statutory reserve before December 31, 2005 as it did not have a pre-tax profit. For eight months period ended August 31, 2006, the Company made a pre-tax profit and decided to make the appropriation by the end of 2006.

10. CHINA CONTRIBUTION PLAN

Full-time employees of the Company are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $17,759, $66,288 and $50,544 for the years ended December 31, 2004, 2005 and eight months period ended August 31, 2006.

11. RELATED PARTY TRANSACTIONS

			Eight months period ended August 31,	Years ended December 31,
			2006	2005	2004

Property and equipment transferred to the Company from its owners	(a	)	-	11,199,667	-

Purchase of raw materials from its former owner	(b	)	258,784	-	-

(a)	Property and equipment were transferred to the Company during 2005 from its former owner, Sun Group High-Tech Ltd at the historical cost and were treated as an additional capital to the Company.

(b)	The Company purchased raw material from its former owner, Sun Group High-Tech Ltd at the current market price.

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

12. CONCENTRATIONS OF RISKS

(a) Major customers

100% of the Company’s assets were located in China and 100% of the Company’s revenues were generated from customers located in China. For the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006, the customers who account for 10% or more of revenues of the Company were:

	Eight months period ended August 31,	Years ended December 31,
	2006	2005	2004

Dalian Greatwall Trade Ltd	1,535,480	-	-

The accounts receivable among the major customers were:

	As of
	August 31,	December 31,	December 31,
	2006	2005	2004

Dalian Greatwall Trade Ltd	1,204,419	-	-

(b)  Major vendors
For the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006, the vendors who account for 10% or more of purchases of the Company were:

	Eight months period ended August 31,	Years ended December 31,
	2006	2005	2004

Bei Kuang Yejin Material Ltd	679,702	-	-
Sun Group Hi-Tech Ltd	258,784	-	-

The accounts payable among the major vendors were:
	As of
	August 31,	December 31,	December 31,
	2006	2005	2004

Bei Kuang Yejin Material Ltd	503,163	-	-

DA LIAN XIN YANG HIGH-TECH DEVELOPMENT CO., LTD
(Formerly A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND
EIGHT MONTHS PERIOD ENDED AUGUST 31, 2006
(Currency expressed in United States Dollars (“US$”))

(c) Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade account receivables. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

13. COMMITMENT

The Company leases an office premise under a non-cancelable operating lease. Costs incurred under this operating lease are recorded as rental expense and totaled approximately $6,046, $6,118 and $4,156 for the years ended December 31, 2004 and 2005 and eight months period ended August 31, 2006

Future minimum rental payments due under a non-cancelable operating lease are as follows:

Years ending August 31:

2007	$6,329
2008	$6,329

14. SUBSEQUENT EVENT

As of September 6, 2006, the Company entered into the Plan of Exchange with Capital Resource Funding Inc. (“CRFU”), a corporation organized and existing under the laws of the State of North Carolina, which mainly engages in the business of commercial finance brokerage and consulting. CRFU is now trading under the same name and ticket symbol CRFU on the Over-the-Counter Bulletin Board in the United States. Upon completion of the exchange, Sun Group will become a 70% owned subsidiary of CRFU. The effectiveness of the plan of Exchange will be subjected to the approval by the Chinese Government.

DESCRIPTION OF THE BUSINESS

Dalian Sun Group High-Tech Development Co., Ltd (the “Company” or "Sun Group High-tech") was registered as a limited liability company in the People’s Republic of China (the “PRC”) on August 16, 2000 with its principal place of business in Dalian City, Liaoning Province, the PRC. Its registered capital was Reiminbi Yuan (“RMB”) 5,500,000 (equivalent to US$665,037) and contributed by Sun Group High Technology Development Co., Ltd (a limited liability company registered in Dalian City, Liaoning Province, the PRC) and Mr. Li Zhi, a citizen of the PRC. Prior to April, 2006, the Company’s principal activity was acting as a research center to develop the technologic feasibility of nanometer on lithium batteries and generated no revenue. It was considered as a development stage company. From April 2006 onwards, the Company started the production and sales of its own product, cobaltosic oxide which is used as the anode of high capacity lithium ion rechargeable batteries. On July 6, 2005, an additional capital of $12,461,572 (RMB100,500,000) was contributed by its two existing investors and one new investor (Ms. Wang Jiao) by the means of the cash and the production facilities located in Dalian City. On May 10, 2006, the three existing shareholders transferred their whole shareholdings in the Company to Ms Feng Guimei, Mr Li Gang and Mr Kan Yang who are all citizens of the PRC. All the Company’s customers are located in PRC

Sun Group High-tech Development Co., Ltd. is the second largest non-governmental manufacturer of hi-tech cobalt salt products in Asia with 122 full-time employees. The company was established in the year 2000 in the Peoples' Republic of China. Sun Group's products and processing capabilities include the production of cobalt ore, cobalt carbonate, nanometer-sized cobaltosic oxide and high-crystalline spherical lithium cobalt oxide which is used lithium batteries. In addition, Sun Group specializes in:

•　Hi-pressure leaching technology of raw materials
•　Hi-performance extraction technology of soluble cobalt salts
•　Chemical precipitation technology of soluble cobalt salts
•　Mesh-belt metallurgical powder calcination
•　Multilevel selecting technology
•　Stable sol and gel technology

The Company’s target market is primarily anode materials for lithium ion batteries and cobalt products. and the downstream one of lithium ion battery, and provide the whole-line products such as battery anode cobaltous carbonate, nano-level cobalto cobaltic oxide, high-crystallinity ball lithium cobalt oxide and lithium ion battery as well as upgrading and substitute products including lithium iron phosphate (LiFePO4) via R&D and innovation. The Company will focus on their advantages in the domestic market, human resources and raw materials. In addition we will develop our industrial transfer systems and offer the OEM service. Our target market covers lithium ion battery manufacturers, end product users and lithium series product manufacturers throughout the world. The focus of the first stage of our business model is the development of domestic market, the improvement of market share and the substitution of imported products; and that second stage of our business model is the development of international markets and the export of raw materials and refined/completed products.

Market core competitiveness

•　The technological indicators of Sun Group High-tech’s products belong to the domestic third quality standard (and are still at the first-generation product level domestically at present), which boasts a long-lasting reserve of technological content.
•    Sun Group High-tech’s products with “Three Major Technologies” can be supplied to the domestic and foreign markets as independent finished products respectively, and all meet different demands of varied clients and while still seizing market initiative. The product structure of Sun High-tech should enable enterprises to be either a product supplier or a consumer of raw materials, with flexibility in market supply.
•　The market orientation of Sun Group High-tech can meet the production demands of domestic clients and boasts an advantage in mass export.

Quality assurance and follow-up development capability

•    Sun Group High-tech will align itself with many industry elites and partners and cooperate with research teams in national scientific research institutes and universities.
•    Sun High-tech has already invested (see attached financials and information below), and will continue to invest great capital in the construction of a highly advanced R&D test and detection center, equipped with top detection and test apparatus and instruments. Thanks to the diligent efforts of Sun Group High-tech's staff, Sun Group High-tech has created brand recognition in China as a domestic trade leader. We are currently starting the second-phase of construction on a top-grade lithium-ion power battery production line with an annual production capacity of 50 million pieces, which we expect to be completed and go on-line prior to June 2006. Investment Estimate and Financing.

Financial Outlook

The Company hopes to raise an additional 80 million Yuan in external financing by December, 2006.

Utilization

Unit: Ten thousand Yuan

Utilization schedual of newly added funds

Utilization content		Utilization time	Self-financing		Equity financing
			March to Dec., 2006		2007
			Total	500	Total	8000
1	R&D Center project	March, 2006	100
2	Working capital for trial run	May, 2006	100
3	Newly added equipments for LiFePO4	Feb., 2007	200		1400
4	Lithium iron power battery project	May, 2007			4800
5	Intangible asset contingency cost		100
6	Working capital				1800

Assumptions

Assumption One: Government preferential policies such as tax exemption and reduction etc. remain valid and the market continues to sustain its current development without any catastrophic occurrences;

Assumption Two: There are no material changes either in the supply and prices of key energy resources and raw and auxiliary materials necessary for production or in the market and clients of respective businesses as well as product selling prices within the profit forecast period;

Assumption Three: The prices of products and raw materials from 2007 to 2010 are calculated pursuant to those unchanged in 2006;

Assumption Four: The sales expenses from 2007-2008 accounts for 1% of the sales income and other expenses account for only 0.5% of the sales income.

Assumption Five: The Company’s business in the international market is not taken into account.

Estimation Sheet for Production Cost & Expenses
In 10 thousand Yuan

No.	Item	Amount	2006	2007	2008	2009	2010
1	Production cost	138638.86	2248.58	5944.88	27339.20	44331.80	58774.40
2	Sales cost	1460.20	32.60	74.60	322.40	455.60	575.00
3	Financial expenses	829.92	102.43	133.4	184.37	204.86	204.86
4	Management expenses	3879.00	486.00	611.00	734.00	923.00	1125.00
4.1	Incl.: fees to amortize	1480.00	296.00	296.00	296.00	296.00	296.00
4.2	Technical research expenses	2250.00	150.00	280.00	420.00	600.00	800.00
5	Total cost	144807.98	2869.61	6763.88	28579.97	45915.26	60679.26
6	Operating cost	155182.45	19229.58	26608.99	33988.16	37677.86	37677.86
7	Fixed cost	12439.87	2238.48	2394.15	2550.42	2628.41	2628.41
8	Variable cost	148920.75	18161.03	25425.74	32689.86	36322.06	36322.06

The sales price is conservatively calculated with the lowest price. The price of LiCoO2 is 360,000 Yuan/ton, cobaltosic oxide is 230,000 Yuan/ton, lithium iron phosphate is 90,000 Yuan/ton and dynamo-battery is 700Yuan/10Ah.

Forecast of Sales Income
In 10 thousand Yuan

No.	Name of Product	Unit	2006	2007	2008	2009	2010	Total
			Income (in 10 thousand Yuan)	Income (in 10 thousand Yuan)	Income (in 10 thousand Yuan)	Income (in 10 thousand Yuan)	Income (in 10 thousand Yuan)	Sales income
I	Income of product sales (operating)
1	Cobaltosic oxide	Ton	2300	4600	13800	18400	23000	62100
2	LiCoO2	Ton	1080	2880	7200	10800	14400	36360
3	Lithium iron phosphate	Ton		1350	3150	4050	4500	13050
4	Dynamo-lithium-ion Battery	10000 pc			35000	70000	98000	203000
	Total		3380	8830	59150	103250	139900	314510
II	Sales tax and others	Taxation Rate
1	VAT	17%	236.60	909.49	6210.75	10841.25	14829.40	45698.03
2	Urban maintenance & construction tax	7%	16.56	63.66	434.75	758.89	1038.06	3198.86
3	Educational tax and others	3%	7.10	27.28	186.32	325.24	444.88	1370.94
4	Total		260.26	1000.44	6831.83	11925.38	16312.34	50267.84

Summary of Financial & Economic Evaluation Indexes
In 10 thousand Yuan

No.	Item	Unit	Index	Remark
1	Total investment of the project	in 10 thousand Yuan	18600.00	Investment for construction + Basis working capital
1.1	Capital the enterprise owns	in 10 thousand Yuan	10600.00
1.2	Capital the enterprise finances	in 10 thousand Yuan	8000.00
2	Average annual sales income	in 10 thousand Yuan	62902.00
3	Average annual total cost	in 10 thousand Yuan	28961.60
4	Average annual sales tax	in 10 thousand Yuan	10053.57
5	Average annual total profit	in 10 thousand Yuan	26674.36
6	Average annual tax of income	in 10 thousand Yuan	3961.68
7	Average annual net profit	in 10 thousand Yuan	22712.68
8	Investment profit rate		143.41%
9	Cost profit rate		92.10%
10	Sales Profit rate		42.41%
11	Internal profit rate (total investment) after-taxation		33.44%
12	Net present value (total investment) after-taxation	in 10 thousand Yuan	78463.32
13	Profit- loss balance point (capability)		49.34%

Statement of Cash Flow
In 10 thousand Yuan
No.	Year Item	Total	2006	2007	2008	2009	2010
1	Cash inflow	316000.00	3380.00	8830.00	59150.00	103250.00	141390.00
1.1	Income for sales of products (operating)	314510.00	3380.00	8830.00	59150.00	103250.00	139900.00
1.2	Residual value recovery of fixed assets and intangible assets	1490.00					1490.00
2	Cash outflow	228121.08	19489.84	27609.43	44380.72	56414.64	63426.46
2.1	Investment of fixed assets (incl. adjustment tax)	16800.00
2.2	Operating cost	155182.45	19229.58	26608.99	33988.16	37677.86	37677.86
2.3	Sales tax and others	36330.24	260.26	1000.44	6831.83	11925.38	16312.34
2.4	Tax of income	19808.40			3560.73	6811.40	9436.26
3	Net cash flow (1-2)	87878.92	-16109.84	-18779.43	14769.28	46835.36	77963.54
	Accumulated net cash flow		-32909.84	-51689.27	-36919.98	9915.38	87878.92
	Net present value	78463.32	-14383.79	-16767.35	13186.86	41817.29	69610.30
	Accumulated net present value		-29383.79	-46151.13	-32964.27	8853.01	78463.32
4	Net cash flow before-tax	107687.31	-16109.84	-18779.43	18330.02	53646.77	87399.80
	Accumulated net cash flow before-tax		-32909.84	-51689.27	-33359.25	20287.51	107687.31
	Net present value before-tax	96149.38	-14383.79	-16767.35	16366.08	47898.90	78035.54
	Accumulated net present value before-tax		-29383.79	-46151.13	-29785.05	18113.85	96149.38

Profit and Loss Statement
In 10 thousand Yuan
No.	Year Item	Total	2006	2007	2008	2009	2010
1	Income for sales of products (operating)	314510.00	3380.00	8830.00	59150.00	103250.00	139900.00
2	Sales tax and others	36330.24	260.26	1000.44	6831.83	11925.38	16312.34
3	Total cost	144807.98	2869.61	6763.88	28579.97	45915.26	60679.26
4	Total profit	133371.78	250.13	1065.68	23738.21	45409.37	62908.40
5	Tax of income	19808.40			3560.73	6811.40	9436.26
6	Profit after-tax	113563.39	250.13	1065.68	20177.47	38597.96	53472.14
7	Profit available for distribution	113563.39	250.13	1065.68	20177.47	38597.96	53472.14
8	Total undistributed profits	196713.86	250.13	1315.81	21493.29	60091.25	113563.39

Balance Sheet
In 10 thousand Yuan
No.	Year Item	2006	2007	2008	2009	2010
1	Assets	22320.39	23073.45	44629.42	83918.55	137395.15
1.1	Total current assets	6542.82	8917.98	32096.05	73007.28	128105.98
1.11	Accounts receivable	2510.53	3473.95	4437.34	4919.05	4919.05
1.12	Inventories	2756.64	1478.28	1888.23	2093.21	2093.21
1.13	Cash	3.09	5.41	10.56	15.04	19.50
1.14	Total surplus fund	1272.56	3960.34	25759.92	65979.98	121074.22
1.3	Net fixed assets	14109.57	12719.47	11329.37	9939.27	8549.17
1.4	Net amount of intangible and deferred assets	1668.00	1436.00	1204.00	972.00	740.00
2	Liability and owner’s equity	22320.39	23073.45	44629.42	83918.55	137395.15
2.3	Owner’s equity	20122.69	22603.59	61892.86	118911.31	187257.63
2.31	Capital self-owns	18600.00	18600.00	18600.00	18600.00	18600.00
2.32	Surplus accumulation fund	1272.56	2687.78	21799.57	40220.06	55094.24
2.33	Total undistributed profits	250.13	1315.81	21493.29	60091.25	113563.39

DESCRIPTION OF PROPERTY

Sun Group's principal plants are located in Dalian High-Tech Park Ganjingzi Zone in the Peoples' Republic of China. The plant covers a 258,240 square foot area, and the construction area is 236,720 square feet. We pay $ 625,000 million to use the land of 355,080 square footages.

Note: The following building descriptions refer to the building together with the underlying land.

Building 1: 48,420 square feet.

Building 2: 21,520 square feet.

Building 3: 26,900 square feet.

Building 4: 32,280 square feet.

Building 5: 43,040 square feet.

Building 6: 15,064 square feet.

Building 7: 44,116 square feet.

EQUIPMENT: (The total percentage of equipment utilized is 30%.)

Electric Net-Belt Kiln to make Cobalto cobaltic oxide, rated productivity is 187.5 T/Year, total 8 kilns.

Electric Net-Belt Kiln to make Lithium cobalt oxide, rated productivity is 250 T/Year, total 4 kilns.

Airflow Disintegratorôrated productivity is 1500 T/Year, total 1 set.

Scanning Electronic Microscope (SEM), total 1 set.

X-ray Diffractometer (XRD), total 1 set.

Carbon-Sulfur Analyzer, total 1 set.

Carbon Sorption Property Surface Area Analyzer, total 1 set.

Atomic-Absorption Spectrograph, total 1 set.

Laser Particle Size Analyzer, total 1 set.

Potentiometric Titrimeter, total 1 set.
Electronic Balance, total 1 set.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and the other information set forth elsewhere in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the use in those statements of terminology such as "may," "will," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. The forward-looking statements included in this prospectus address activities, events or developments that we expect or anticipate will or may occur in the future, including:

s our ability to maintain our gross profit on our products at certain levels;

s our ability to increase sales in the higher profit margin OEM market;

s our ability to continue to achieve cost savings through vertical integration of the manufacturing process, increased production efficiencies and low labor costs.

Although we believe the expectations expressed in the forward-looking statements included in this prospectus are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors outside of our control could cause actual results to differ materially from those expressed in any of the forward-looking statements included in this prospectus. Any one, or a combination, of these factors could materially affect our financial performance, business strategy, business operations, plans, goals and objectives. These factors include:

s costs of raw materials;

s costs of energy, including electricity;

s competitive pressures, including the impact on our market of competitive products introduced into the marketplace;

s price resistance among consumers to products using our batteries;

s changes in the design of products that use rechargeable batteries to require batteries different from those we produce;

s changes in the laws and regulations applicable to us and our operations;

s rates of taxation applicable to our Chinese operations and our effective rate of taxation in the United States;

s cost and availability of capital and debt financing;

s product liability claims against us;

s the adequacy of our products liability insurance coverage;

s casualty losses to our manufacturing and other facilities, which are uninsured;

s interest rate fluctuations;

s demand for our products by existing and new customers;

s inflation;

s currency exchange rate fluctuations;

s changes in freight rates;

s labor costs; and

s other capital market, economic and geo-political conditions.

Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. The results or developments we anticipate may not be realized. Even if substantially realized, those results or developments may not result in the expected consequences for us or affect us, our business or our operations in the ways we expect. We caution readers not to place undue reliance on any of these forward-looking statements in this prospectus, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

Risks Related to Our Business

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, in certain instances, and foreclosures on our assets.

Our indebtedness adversely affects our ability to fund our operations and to compete effectively.

The amount of our indebtedness to lenders, is substantial compared to our assets, stockholders' equity and our operating cash flow. That indebtedness limits our ability to fund our operations through our operating cash flow and to compete effectively. Among other things, our indebtedness:

o requires us to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing our working capital and adversely affecting our ability to fund capital expenditures through operating cash flow;

o places us at a disadvantage compared with competitors that have proportionately less debt; and

o limits our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements.

Our manufacturing facilities are not insured against damage or loss.

Our operations and financial condition are dependent on the success of Sun Group's operations in China. As is the case with many manufacturing companies in the PRC, we conduct those operations in manufacturing facilities, and using machinery and other related property, that we do not insure against damage or loss. We do not carry business interruption insurance. If we suffer any business interruption or material damage to, or the loss of, any of our manufacturing facilities, due to any cause, the loss would not be offset by any insurance proceeds, and if large enough, that loss could threaten the continued viability of our business.

We are and will continue to be under downward pricing pressures on our products from our customers and competitors.

We face downward pricing pressures from our customers and competitors, especially in the sales of replacement batteries. To retain our existing customers and gain new ones, we must continue to keep our unit prices low. In view of our need to maintain low prices on our products, our growth, profit margins and net income will suffer if we cannot effectively continue to control our manufacturing and other costs.

Our contracts with our customers are generally short-term and do not require the purchase of a minimum amount.

Our customers generally do not provide us with firm, long-term volume purchase commitments. Although we enter into manufacturing contracts with our customers who have continuing demand for a certain product, these contracts state terms such as payment method, payment period, quality standard and inspection and similar matters rather than provide firm, long-term commitments to purchase products from us. As a result of the absence of the long term contracts, we could have periods during which we have no or only limited orders for our products, but will continue to have to pay the costs to maintain our work force and our manufacturing facilities and to service our indebtedness without the benefit of current revenues.

We consistently face short lead times for delivery of products to customers. Failure to meet delivery deadlines in our production agreements could result in the loss of customers and damage to our reputation and goodwill.

We enter into production agreements with our customers prior to commencing production, which reduces our risk of cancellations. However, these production agreements typically contain short lead times for delivery of products, leading to production schedules that can strain our resources and reduce our profit margins on the products produced. Although we have increased our manufacturing capacity, we may lack sufficient capacity at any given time to meet all of our customers' demands if they exceed our production capacity levels. We strive for rapid response to customer demand, which can lead to reduced purchasing efficiency and increased material costs. If we are unable to sufficiently meet our customers' demands, we may lose our customers. Moreover, failure to meet customer demands may damage our reputation and goodwill.

Because of the short lead times in our production agreements, we may not be able to accurately or effectively plan our production or supply needs.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel needs, and other resource requirements, based on our production agreements with our customers. Short lead times of our customers' commitments to their own customers and the possibility of rapid changes in demand for their products reduce our ability to estimate accurately the future requirements of those customers for our products. Because many of our costs and operating expenses are fixed, a reduction in customer demand can harm our gross margins and operating results. We may also occasionally acquire raw materials without having customer orders based on a customer's forecast or in anticipation of an order and to secure more favorable pricing, delivery or credit terms in view of the short lead times we often have under our customers' orders. These purchases can expose us to losses from inventory carrying costs or inventory obsolescence.

We face intense competition from other battery manufacturers, many of whom have significantly greater resources than do we.

We are subject to intense competition from manufacturers of traditional rechargeable batteries, such as nickel-cadmium batteries, from manufacturers of rechargeable batteries of more recent technologies, such as nickel-metal hydride and liquid electrolyte, other manufacturers of lithium ion batteries, as well as from companies engaged in the development of batteries incorporating new technologies. Other manufacturers of lithium ion batteries currently include Sanyo Electric Co., Sony Corp., Matsushita Electric Industrial Co., Ltd. (Panasonic), GS Group, NEC Corporation, Hitachi Ltd., LG Chemical Ltd., Samsung Electronics Co., Ltd., BYD Co. Ltd., Tianjin Lishen Battery Joint-Stock Co., Ltd., Henan Huanyu Group, China Bak Battery, Inc. and Harbin Coslight Technology International Group Co., Ltd.

Several of these existing competitors have greater financial, personnel and capacity resources than we do and, as a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and changes in customer requirements. Many of our competitors are developing a variety of battery technologies, such as lithium polymer and fuel cell batteries, which are expected to compete with our existing product lines. Other companies undertaking research and development activities of solid-polymer lithium ion batteries have developed prototypes and are constructing commercial scale production facilities. The introduction of new products that are perceived as having more desirable qualities than our products and that gain market acceptance would lead to price erosion for our products, require greater marketing and advertising of our products or require greater research and development costs to develop competing products. If competitors develop manufacturing processes that are more efficient than ours, we may face downward pressure on pricing with resulting reductions in our gross profit for our products. Any such developments may require us to increase our research and development and related expenditures to develop competing technology or more efficient manufacturing processes.

We are dependent on a single line of products.

Our revenues are derived solely from the sale of our lithium ion batteries. The market for these products is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Although we believe our products are based on state-of-the-art technology, other technologies may become the standard for manufacturers of cellular telephones and other devices that use our batteries. In that instance, our products could be obsolete, requiring us to develop new products that compete effectively with the other products on the market. Our failure to identify and develop a commercially viable number of product lines that are sought by the market could adversely affect our growth opportunities and, ultimately, our viability. Because we do not have a diverse product offering that would enable us to sustain our business while seeking to develop new types of products, our business may not be able to recover if we experience a steep decline in demand for our current product offerings.

Our operations depend highly on Mr. Wang Bin, our President and Chief Executive Officer and a small number of other executives.

The success of operations depends greatly on a small number of key managers, including Mr. Wang Bin, the President, Chief Executive Officer and Chairman of the Board of Directors of CRFU and the chief executive officer and sole director of Sun Group. The loss of the services of Mr. Wang Bin or any of the other senior executives of CRFU or Sun Group could adversely affect our ability to conduct our business. Although we believe we would be able to find other managers to replace any of these managers, the search for such managers and the integration of such managers into our business will inevitably occur only over an extended period of time. During that time the lack of senior leadership could affect adversely our sales and manufacturing, as well as our research and development efforts. Mr. Wang Bin has held his positions with Sun Group since the inception of its business, and our future growth and success very much depends on his continued involvement with our company. All of our senior managers have an employment agreement with CRFU and Sun Group.

Our operations depend on our ability to attract and retain a highly skilled group of managers and other personnel.

Because of the highly specialized, technical nature of our business, we must attract and retain a highly skilled group of managers and a sizeable workforce of technically competent employees. Although we do not experience unacceptable attrition among our technical staff and sales force, if we were to lose a substantial portion of such persons, our ability to effectively pursue our business strategy could be materially and negatively affected. Although we believe the pool of managers and workers having the necessary education, training and technical skills to fill any positions that may become open is sufficient for our needs, the labor market for such managers and workers is becoming more competitive and we could have to pay higher salaries and wages and provide greater benefits in order for us to attract the necessary workers.

We may not be able to effectively respond to rapid growth in demand for our products and of our manufacturing operations.

If we are successful in obtaining rapid market growth of our batteries, we will be required to deliver large volumes of quality products to customers on a timely basis at a reasonable cost to those customers. Meeting such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchases of raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we produce products. Such demands would require more capital and working capital than we currently have available.

We extend relatively long payment terms for accounts receivable.

As is customary in the PRC, we extend relatively long payment terms and provide liberal return policies to our customers. As a result of the size of many of our orders, these extended terms adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our customers often place large orders for products, requiring fast delivery, which impacts our working capital. If our customers do not incorporate our products into their products and sell them in a timely fashion, for example, due to excess inventories, sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. This failure to pay timely may defer or delay further product orders from us, which may adversely affect our cash flows, sales or income in subsequent periods.

We may not be able to finance the development of new products.

Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably on the basis of cost and performance with the products of our competitors, many of whom have design and manufacturing capabilities and technologies that compete well with our products. We are currently conducting research and development on a number of new products, activities requiring a substantial outlay of capital. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in research and development of new products. These costs may increase, resulting in greater fixed costs and operating expenses. All of these factors create pressures on our working capital and ability to fund our current and future manufacturing activities and the expansion of our business.

Lithium ion batteries pose certain safety risks that could affect our financial condition and results of operations.

Due to the high energy density inherent in lithium batteries, our batteries can pose certain safety risks, including the risk of fire. Although through our research, design, development and manufacturing processes we attempt to minimize safety risks related to our batteries, should an accident occur, whether at the manufacturing facilities or from the use of the products, it could result in significant production delays or product liability claims for damages resulting from injuries. As a result of limits imposed in our product liability insurance policy, such losses might not be covered by our insurance policy, and if large enough, could have a material and negative effect on our financial condition and results of operations.

We depend on certain suppliers of raw materials for the production of our products, and any disruption with those suppliers could delay product shipments and adversely affect our relationships with customers.

Certain materials used in our products are available to us only from a limited number of suppliers. We currently maintain volume purchase agreements with our major suppliers. However, any interruption in deliveries from any such supplier could delay our product shipments and adversely affect our relationships with customers. We believe, however, that alternative suppliers could supply raw materials that could replace the materials currently used and that, if necessary, we would be able to redesign our products to make use of such alternatives.

We receive a significant portion of our revenues from a small number of customers all located in China.

100% of the Company's assets are located in China and 100% of the Company’s revenues are derived from customers located in China.

For the years ended December 31, 2004 and 2005 and the eight months ending August 31, 2006, the customers who account for 10% or more of the revenues of the Company were:

Our business depends on our ability to protect our intellectual property effectively.

The success of our business depends in substantial measure on the legal protection of the patents and other proprietary rights in technology we hold. We hold patents in China and have patent applications pending in China and other countries regarding technologies important to our business. If (i) our pending patent applications do not result in the issuance of patents, (ii) the claims allowed under any existing patents are not sufficiently broad to protect our technology, or (iii) any patents issued to us are challenged, invalidated or circumvented, then the resulting ability of third parties to utilize the subject technology will adversely affect our business. We do not hold similar patents in other countries with respect to these technologies. Consequently, our ability to protect against the unauthorized use of those technologies outside of China is limited.

We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to products and manufacturing processes. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. If these contractual measures fail to protect our proprietary rights, any advantage those proprietary rights provided to us would be negated.

Monitoring infringement of intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property and know-how, particularly in the PRC and other countries in which the laws may not protect our proprietary rights as fully as the laws of the United States. Accordingly, other parties, including competitors, may duplicate our products using our proprietary technologies. Pursuing legal remedies against persons infringing our patents or otherwise improperly using our proprietary information is a costly and time consuming process that would divert management's attention and other resources from the conduct of our other business, could cause delays and other problems with the marketing and sales of our products, as well as delays in deliveries. Our business may be adversely affected by obsolete inventories as a result of changes in demand for our products and change in life cycles of our products.

Risks Related to our Common Stock

The Company’s stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of the Company’s common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing its common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that the Company is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if it came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow the Company. As a consequence, there may be periods of several days or more when trading activity in the shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. The Company cannot give you any assurance that a broader or more active public trading market for its common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, the Company can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

You may have difficulty selling the Company’s shares because they are deemed “penny stocks”.

Since the Company’s common stock is not listed on the Nasdaq Stock Market, if the trading price of its common stock remains below $5.00 per share, trading in its common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company’s common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Potential issuance of additional common and preferred stock could dilute existing stockholders.

The Company is authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, the Company’s Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. The Company is also authorized to issue up to 10,000,000 shares of preferred stock, which may be converted at a rate of ten shares of common stock for each share of preferred stock. In addition the Board of Directors could designate additional classes and series of preferred stock without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock offered hereby. Preferred stockholders could adversely affect the rights of holders of common stock by:

•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock regarding or surplus funds in the event of its dissolution or liquidation;

•	delaying, deferring or preventing a change in control of the Company; and

•	discouraging bids for its common stock.

The Company’s existing directors, executive officers and principal stockholders hold a substantial amount of its common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of October 3, 2006 the Company’s directors and executive officers and their affiliates beneficially own approximately 94% of its outstanding common stock, based on the most recent filings by such parties with the Securities and Exchange Commission as of that date. These stockholders, if they act together, may be able to direct the outcome of matters requiring approval of the stockholders, including the election of its directors and other corporate actions such as:

•	its merger with or into another company;

•	a sale of substantially all of its assets; and

•	amendments to its certificate of incorporation.

The decisions of these stockholders may conflict with its interests or those of the Company’s other stockholders. 76.5% of our common stock is held by Wang Bin, our President and Chief Executive Officer and Chairman of the Board. As a result, our directors and executive officers are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

The market price of the Company’s stock may be adversely affected by market volatility.

The market price of the Company’s common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of technological innovations by the Company or its competitors;

•	announcements of new products or new contracts by the Company or its competitors;

•	actual or anticipated variations in its operating results due to the level of expenses and other factors;

•	changes in financial estimates by securities analysts and whether its earnings meet or exceed such estimates;

•	conditions and trends in the cobalt ore mining or lithium ion battery production and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the lack of depth and liquidity of the market for our common stock; and
•	the occurrence of any of the risks described in this 8-K.
actual or anticipated fluctuations in our quarterly operating results announcements of new products or services by us or our competitors changes in financial estimates by securities analysts,
conditions in the lithium ion battery market
changes in the economic performance or market valuations of
other companies involved in lithium ion battery production, our sales of common stock investor perceptions of us and our business
changes in the estimates of the future size and growth rate of our markets announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, and potential litigation, or conditions in the mobile telephone market.

In addition, the stock market in general, and the over-the-counter market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the performance of listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Only a limited trading market for our common stock exists.

Historically, we have had limited trading in our common stock, in part, as a result of the limited public float in our stock and as a result of our operating history. Unless a substantial number of shares are sold by the selling shareholders and other CBBI shareholders into the open market, an active trading market for shares of our common stock may never develop. Without an active market in our shares, the liquidity of the stock could be limited and prices for the common stock would be depressed.

Our common stock is traded in the over-the-counter market through the Over-the-Counter Electronic Bulletin Board. Our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market).

We are obligated to indemnify our officers and directors for certain losses they suffer.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against liabilities, attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us to the maximum extent permitted by North Carolina law. If we are required to indemnify any persons under this policy, the amounts we would have to pay could be material, and we may be unable to recover any of these funds from any source.

MARKET FOR COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY

There is no established public trading market for our common stock, and our common stock is not listed for trading on any securities exchange or the NASDAQ. However, over-the-counter trades in our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "CRFU." On October 3, 2006, the last reported sales price for our common stock was $0.52 per share. The Company has approximately 100,000,000 authorized shares of common stock of which approximately 12,347,971 shares are issued and outstanding. In addition the company has approximately 10,000,000 shares of preferred shares of which none are outstanding.

Sun Group is subject to intense competition in which it may not be able to compete effectively.

Sun Group’s business is subject to intense competition, changes in consumer and industry preferences and local economic conditions. Most of these competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than Sun Group has and may be able to respond more quickly to new or changing opportunities and customer requirements. Increased competition can reduce sales and production for Sun Group. To be successful, it must continue to:

•	promote its brands successfully;
•	anticipate and respond to new consumer trends;
•	develop new products and markets in order to compete effectively with lower priced products;
•	improve productivity and streamline production;
•	respond effectively to changing prices for their raw materials.

    The willingness of companies and consumers to purchase Sun Group’s products depends in part on local economic conditions.

Sun Group must identify changing consumer preferences and develop and offer products to meet their preferences.

Consumer preferences evolve over time and the success of Sun Group’s products depends on Sun Groups’s ability to identify the tastes and needs of its customers and the end consumers and to offer products that appeal to their preferences. Sun Group develops new products and improved products from time to time and incurs significant development and production costs. If Sun Group’s products fail to meet consumer preference, then Sun Group’s strategy to grow sales and profits with new products will be less successful.

If Sun Group does not achieve the appropriate cost structure in the highly competitive industry, its profitability could decrease.

Sun Group’s success depends in part on its ability to achieve the appropriate cost structure and be efficient in the highly competitive industry. Sun Group’s products are marketed in the premium branded products, however, it may not be successful in marketing these products at a higher price point. Sun Group is currently implementing profit-enhancing initiatives that impact its marketing, sales, operations and information systems functions. These initiatives include: elimination of duplicative costs and overhead; consolidation of selected plants and support functions; efforts to streamline and improve Sun Group’s ability to do business with its customers, and distributors. If Sun Group does not continue to manage costs and achieve additional efficiencies, its competitiveness and its profitability could decrease.

Sun Group may be subject to product liability claims and product recalls, which could negatively impact its profitability.

Sun Group sells products to the general public containing toxic chemicals, which involves risks such as product contamination, product tampering and other adulteration of its products. Sun Group may be subject to liability if the use of any of its products causes injury, illness or death. In addition, Sun Group could voluntarily recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may negatively impact Sun Group’s profitability for a period of time depending on product availability, competitive reaction and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Sun Group’s products caused illness or injury could adversely affect Sun Group’s reputation with existing and potential customers and its corporate and brand image. Sun Group does not have liability insurance with respect to product liability claims. Any product liabilities claims could have a material adverse effect on its business, operating results and financial condition.

Commodity price increases will increase operating costs and may reduce profits.

Sun Group uses many different commodities including cobalt ore, cobalt carbonate, nanometer-sized cobaltosic oxide and high-crystalline spherical lithium cobalt oxide. Commodities are subject to price volatility caused by commodity market fluctuations, supply and demand, currency fluctuations, and changes in governmental agricultural programs. Commodity price increases will result in increases in raw material costs and operating costs. Sun Group may not be able to increase its product prices to offset these increased costs; and increasing prices may result in reduced sales volume and profitability. It does not fully hedge against changes in commodity prices and its hedging strategies may not work as planned.

Sun Group may not be able to sustain market acceptance for its services and products.

Sun Group has established limited brand recognition in China. Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect its financial condition and operating results. Moreover, Sun Group cannot be sure that it will successfully complete the development and introduction of new products or production enhancements or that any new products developed will achieve acceptance in the marketplace. It may also fail to develop and deploy new products and production enhancements on a timely basis. There can be no assurance that Sun Group will be able to expand its distribution in the future or that any such expansion will be successful. Furthermore, there can be no assurance that any expansion will not have a material adverse effect on the operating results of Sun Group, particularly while it is implementing such expansion and the costs associated with any expansion.

If Sun Group fails to comply with the many laws applicable to its business, it may incur significant fines and penalties.

Sun Group’s facilities and products are subject to many laws and regulations administered by the Industry and Commerce Management and Administration (ICMA) Bureau, the Taxation Registration Office, Sun Group’s failure to comply with applicable laws and regulations could subject it to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of its products. It is possible that change to such laws, more rigorous enforcement of such laws or Sun Group’s current or past practices, could have a material adverse effect on Sun Group’s business, operating results and financial condition. Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

Sun Group’s quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in volatility of its stock price.

Sun Group’s quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter. This may lead to volatility in its stock price. The factors that are likely to cause these variations may include the introduction of new products or services by Sun Group or its competitors and a combination of the other adverse developments as discussed in these risk factors.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect Sun Group’s proprietary technology and processes, it also relies in part on nondisclosure agreements with its employees, licensing partners, consultants, agents and other organizations to which it discloses its proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases it could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position. Since Sun Group relies on trade secrets and nondisclosure agreements, in addition to patents, to protect some of its intellectual property (such as its production methods), there is a risk that third parties may obtain and improperly utilize its proprietary information to its competitive disadvantage.

Sun Group does not have long term contracts with its cobalt ore suppliers.

Sun Group typically has not entered into written long terms agreements with its cobalt ore suppliers. As a result, suppliers may, without notice or penalty, terminate their relationship with Sun Group at any time. Sun Group typically purchases cobalt ore from multiple mineral companies and cooperatives without long term contract arrangements. Failure to receive cobalt ore in a timely manner could have a material adverse effect on Sun Group’s business, operating results and financial condition.

Sun Group does not have long term contracts with its customers

Sun Group typically has not entered into written long terms agreements with customers. As a result, customers may, without notice or penalty, terminate their relationship with Sun Group at any time. In addition, even if customers should decide to continue their relationship with Sun Group, there can be no guarantee that they will purchase the same amounts of products as in the past. Any loss of a customer, or decrease in the volume of products purchased by a customer could have a material adverse effect on Sun Group’s business, operating results and financial condition.

Loss of key executives and failure to attract qualified management could limit growth and negatively impact operations.

Sun Group depends highly upon its senior management team. It will continue to depend on operations management personnel with industry experience. At this time, Sun Group does not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on the operations and financial condition of Sun Group.

The lack of public company experience of Sun Group’s management could impair its ability to comply with legal and regulatory requirements.

Sun Group’s management team has historically operated its business as a privately-owned company. The individuals who now constitute Sun Group’s senior management have never had responsibility for managing a publicly-traded company. Such responsibilities will include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that its management will be able to effectively and timely implement programs and policies that adequately respond to such increased legal, regulatory compliance and reporting requirements.

Failure to effectively respond to product and business crises could negatively impact brand image, business reputation, and results.

In times of possible market crisis involving any of Sun Group’s products, Sun Group management may not be able to respond to such events in a timely and effective manner. Such failure and/or inadequacy could occur due to the growth of management and having many layers of management within Sun Group’s management structure as the company grows. If Sun Group's management does not respond quickly to any quality control issues or customer complaints, it could have a material adverse effect on its operations and financial condition.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA

Our operations are located in China. Changes in the political and economic policies of the Chinese government may adversely affect our operations.

Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies or to nationalized ownership of all companies now privately owned, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit economic activity in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past twelve years, the rate of inflation in China has been as high as 20.7% and China has experienced deflation as low as minus 2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.

While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, Bird Flu or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Bird Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where our operations are headquartered, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of: quarantines or closures of some of our manufacturing facilities offices, which would severely disrupt our operations; the sickness or death of our key officers and employees; and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because much of our revenues are in the form of Renminbi, the Chinese currency unit, any restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. If the currency exchange system prevents us from obtaining sufficient foreign currency, we may be unable to fund business activities outside China or otherwise make payments in dollars. Shortages in China in the availability of foreign currency may also restrict our ability to pay dividends. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

The value of our common stock will be affected by the foreign exchange rate between Dollars and Renminbi.

To the extent that we need to convert dollars into Renminbi for our operational needs, should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into dollars for the purpose of paying dividends on our common stock or for other business purposes and the dollar appreciates against the Renminbi, the dollar equivalent of our earnings from our subsidiaries in China would be reduced. Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005 the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. This change in policy has resulted in an approximate 2.0% appreciation in the Renminbi against the dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Any significant revaluation of the Renminbi may materially and adversely affect our revenues, cash flow, earnings and financial position, and the value of any dividends payable in dollars. For example, an appreciation of the Renminbi against the dollar would make any Renminbi denominated investment or expenditure more costly to us, to the extent that we use dollars that we must convert into Renminbi for such purpose.

We may be unable to enforce our legal rights due to policies regarding the regulation of foreign investments in China.

The PRC's legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies are subject to considerable discretion and variation on the part of the PRC government, including its courts, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. As a result, we may not be aware of any violations of these policies and rules until some time after the violation. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected. In addition, any litigation in China may be protracted and result in substantial cost and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Almost all of our current operations are conducted in China. Moreover, all of our current directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our PRC subsidiary's ability to operate, including its ability to pay dividends.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities, such as CBBI, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and Sun Group, including their ability to distribute profits to CRFU.

Our business operations or future strategy could be adversely affected by the interpretations and implementation of the SAFE notices. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, including remittance of dividends to CRFU and the making of foreign-currency-denominated borrowings.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following sets forth information concerning the current Directors, nominees and executive officers of the Company, the principal positions with the Company held by such persons and the date such persons became a Director, nominee or executive officer. The Directors serve one year terms or until their successors are elected. The Company has not had standing audit, nominating or compensation committees or committees performing similar functions for the Board of Directors. During the fiscal year ended December 31, 2005, the Board of Directors held no formal meetings while David Koran, Laura Karan, Richard Koran and Steve Moore were the directors.

Mr. Wang Bin - President and Chief Executive Officer

Mr. Wang is appointed as President and Chief Executive Officer of the Company. He has also been nominated as a Director of the Board. Mr. Wang is 42 years old. He received his Bachelors degree from Harbin University of Science and Technology majoring in Business Management. Mr. Wang is a senior-level economist with experience in business management, and he is the founder of Da Lian Xin Yang High-Tech Development Company Ltd., a company dedicated to industrial investment, high technology, utilities, real estate, and education with total registered capital of RMB 106,000,000. Mr. Wang has been the President of Sun Group since 2000.

Mr. Wang is married to Ms. Li, Zhi, a nominee for Director of the Board.

Ms. Feng, Gui Mei - Vice President

Ms. Feng is appointed as Vice President of the Company. She is also a nominee for Director of the Board. Ms. Feng is 50 years old. She earned her MBA from the Business Management Institute of Dongbei Finance & Economics University. She has 20 years experience in inorganic chemicals. Ms. Feng is experienced in management, production, R&D, and marketing High-Tech companies. She also has knowledge of anode materials used in lithium ion batteries. Prior to joining Da Lian Xin Yang High-Tech, Ms. Feng served as a manager in Da Lian Chemical Group for the years 1998 to 2000, in addition she was the general manager of Da Lian Jia Yang Cobalt-nickel Chemical Company Ltd. from 2000 to 2003 and she has been the general manager of Sun Group High-Tech Development Company Ltd. since 2003.

Ms. Liu, Ming Fen - Chief Financial Officer

Ms. Liu is appointed as the Chief Financial Officer of the Company. Ms. Liu is 55 years old. Since 2004, Ms. Liu has been the Chief Financial Officer of Da Lian Xin Yang High-Tech and she is a Certified Public Accountant in China. Ms. Liu earned her Bachelors degree in finance from Dongbei Finance & Economics University and she has experience in financial regulations, company management, and raising capital. In 2001 and 2002, Ms. Liu served as the financial supervisor for a chemical fertilizer plant under Dalian Chemical Industry Group. And in 2003, Ms Liu was the financial manager of Sun Group Investment Company.

Ms. Li, Zhi - Director

Ms. Li is a nominee for the Director of the Board. She is 36 years old, and she is a Certified Public Accountant in China. She graduated from Heilongjiang Commerce College, where she majored in Accounting. After graduation, she worked in the accounting department of a state-owned company. Since 2000, Ms. Li has been the director of Da Lian Xin Yang High-Tech.

Ms. Li is married to Mr. Wang, the President, Chief Executive Officer and Director of the Company.

Ms. Wang, Jiao - Director

Ms. Wang is a nominee for Director of the Board. Ms. Wang is 23 years old. She graduated from Dongbei Finance & Economics University, where she majored in Administrative Management. Ms. Wang is in charge of marketing strategy and management. She has been a professional manager with experience in organization and negotiation. Since 2003, Ms. Wang has been a director of Da Lian Xin Yang High-Tech.

Ms. Wang is the daughter of Mr. Wang and Ms. Li.

Compensation of Officers and Directors

All the current executives have employment contracts with the company.

The company plans to give the executives compensation through incentive plans, which are composed of their basic salary, bonus, year-end bonus and premium. Basic salaries will be 50% of the total salary, paid upon attaining the monthly profit goals; the year-end bonus is a double payment in the last month of the year; and the premium accounts for 2.5% of the annual net profit.

Each director has a different incentive plan, of which only the basic salary is differs.

The company will also pay endowment insurance, medical insurance, un-employment insurance, employment injury insurance, maternity insurance and housing allowances.

Stock Option Plan

Capital Resource Funding, Inc. is also planning to issue new shares in within 6 months. In October 2006, our board of directors adopted the Capital Resource Funding, Inc. 2007 Stock Option Plan. We are hoping to submit the plan to a stockholder vote within 12 months of its adoption and the plan will be void if it is not approved by our stockholders.

Our 2007 Stock Option Plan provides for the grant of "nonqualified" stock options. These nonqualified stock options may be granted to our employees, officers, non-employee directors and advisors, however advisors are only eligible to receive awards if they render bona fide services to us. The exercise price of options granted pursuant to the plan will be at least equal to the fair market value of our common stock on the date of the grant. The plan authorizes the issuance of up to 2,000,000 shares of our common stock. On May 16, 2005 we granted options to purchase 2,000,000 shares at fair market value, including options to purchase 200,000 shares granted to Wand Yulong, our Vice President, and Liu Mingfen, our Chief Financial Officer. Under this plan, we will have 2,000,000 un-issued shares of our common stock remaining.

The plan will terminate in December of 2007. Stock options granted under this plan may not be transferred in any manner other than through a testate transfer or by the laws of descent and distribution exercised during the lifetime of the optionee and only by the optionee. However, under extraordinary circumstances exceptions can be made to this restriction. Options granted under our 2007 Stock Option Plan expire immediately upon the termination of the optionee's service to us for misconduct; thirty-one days following termination if the termination is for reasons other than death, disability or cause; or 12 months following termination if the termination is due to death or disability. Upon a change in control, all outstanding stock options under our 2007 Stock Option Plan may either be assumed or substituted by the successor entity. If the successor entity decides not to assume or substitute the stock options, the vesting provisions of such stock options will be accelerated, and the stock options will terminate upon the change of control if not previously exercised.

The following table sets forth certain information concerning the annual and long-term compensation for services rendered to Sun Group prior to the Exchange in all capacities for the fiscal years ended December 31, 2005, 2004 and 2003.

	Annual Compensation				Long-Term Compensation Award
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Wang Bin 1 Hutan Street, Zhongshan District, Dalian, P.R. China Chief Executive Officer and President	2005 2004 2003	0 0 0	RMB 0 0 0	RMB 0 0 0	0 0 0
Feng Gui Mei 1 Hutan Street, Zhongshan District, Dalian, P.R. China General Manager	2005 2004 2003	0 0 0	RMB 0 0 0	RMB 0 0 0	0 0 0
Liu Ming Fen 1 Hutan Street, Zhongshan District, Dalian, P.R. China Chief Financial Officer	2005 2004	0 0	RMB 0 0	RMB 0 0	0 0

Security Ownership of Management and Certain Security Holders

The following table sets forth the number of shares of common stock beneficially owned as by (i) those persons or groups known to beneficially own more than 5% of CRFU’s common stock prior to the closing of the Exchange, (ii) those persons or groups who beneficially own more than 5% of CRFU’s common stock as of the closing of the Exchange, (iii) each current director and each person that became a director upon the closing of the Exchange, (iv) all current directors and executive officers as a group and (v) all directors and executive officers after the closing of the Exchange as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

	Before Closing of Exchange		After Closing of Exchange
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Pre-Exchange Officers and Directors
David R. Koran 2212 Lantern Way Circle Cornelius, NC 28031 Chief Executive Officer, President and Director	10,000,000	80.0%	500,000	4.0%
Post Exchange Officers and Directors
Wang Bin 1 Hutan Street, Zhongshan District Dalian, P.R. China Chief Executive Officer, President and Director	-	-	9,500,000	76.5%
Feng Gui Mei 1 Hutan Street, Zhongshan District Dalian, P.R. China Vice President and Director	-	-	-	-
Liu Ming Fen 1 Hutan Street, Zhongshan District Dalian, P.R. China Chief Financial Officer	-	-	-	-
Li Zhi 1 Hutan Street, Zhongshan District Dalian, P.R. China Director	-	-	-	-
Wang Jiao 1 Hutan Street, Zhongshan District Dalian, P.R. China Director	-	-	-	-
All Officers and directors as a group (one (1) person prior to and five (5) people following the consummation of the Exchange)	10,000,000	80%	10,000,000	80.0%

Securities Being Offered

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK.

We are authorized to issue 100,000,000 shares of common stock, with a par value of $.00000005 per share. As of September 29, 2006, there were 12,422.971 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Subject to the provisions of the Bylaws of the Corporation, each outstanding share entitled to vote shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Shares of its own stock owned by the Corporation, directly or indirectly, through a subsidiary corporation or otherwise, shall not be counted in determining the total number of shares entitled to vote, except that shares held in a fiduciary capacity may be voted and shall be counted to the extent provided by law.

Shares of common stock of the Corporation are not subject to preemptive rights. The holders of shares of common stock shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of preferred stock, common stock or other equity securities issued or to be issued by the Corporation.

Subject to the preferential and other dividend rights applicable to preferred stock, the holders of shares of common stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the common stock by the Board of Directors of the Corporation at any time or from time to time out of any funds legally available therefor.

CONVERTIBLE PREFERRED STOCK

We are authorized to issue 10,000,000 shares of convertible preferred stock with a par value of $.00000005 per share. The preferred stock is convertible to common stock at a ratio of ten shares of common stock for each share of preferred stock.

All shares of preferred stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors of the Corporation and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The preferred stock shall have voting rights over the voting rights of common stock as established by the Board of Directors.

As of September 29, 2006, there were no convertible preferred shares issued and outstanding. If issued, our preferred shares may include certain shareholder privileges to be determined by our board of directors such as cumulative dividend payments and conversion features.

LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding and the Company's property is not the subject of a pending legal proceeding.

CHANGE IN AUDITORS

We changed auditors at the end of 2005, because our Chinese auditors had no SEC qualification, we invited a Hong Kong accounting firm to issue the audit report covering from January 1, 2004 to August 31, 2006. The decision to change accountants was approved by the board of directors. We had no disagreements with our former auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL RESOURCE FUNDING, INC.

Date: November 10, 2006	By:	/s/ Wang Bin
Wang Bin